UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-A/A-1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

TELEPHONE AND DATA SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-2669023
(State of Incorporation or Organization)	(IRS Employer Identification no.)

30 North LaSalle Street

Chicago, Illinois 60602

(Address of Principal Executive Offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Shares, par value $0.01	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

EXPLANATORY NOTE

This Amendment to the Registration Statement on Form 8-A of Telephone and Data Systems, Inc. (the “Company”) is being filed in connection with certain amendments (the “Charter Amendments”) effected by the Company’s Restated Certificate of Incorporation filed on January 24, 2012.  Among other things, effective 5:01 p.m. Eastern time on January 24, 2012, the Charter Amendments reclassified (i) each of the Company’s Special Common Shares, par value $0.01 per share (“Special Common Shares”), as one Common Shares, par value $0.01 per share, of the Company (“Common Shares”) (ii) each Common Share as 1.087 Common Shares and (iii) each Series A Common Share, $0.01 par value per share, of the Company (Series A Common Shares”) as 1.087 Series A Common Shares.  The Charter Amendments are described in the Company’s Proxy Statement dated August 31, 2011 and supplement thereto dated November 29, 2011, which are incorporated by reference herein.

Beginning with the opening of trading on January 25, 2012, all new Common Shares issued in the reclassification now trade together with the previously existing Common Shares on the New York Stock Exchange (“NYSE”) under the ticker symbol “TDS.”   At the Effective Time, the CUSIP number of the Common Shares was changed from 879433100 to 879433829.

The Special Common Shares, which previously traded on the NYSE under the ticker symbol “TDS.S,” have ceased to be outstanding and ceased to trade.  As a result, TDS voluntarily requested that the Special Common Shares be delisted from the NYSE.  As a result, the prior CUSIP number of the Special Common Shares of 879433860 was reclassified as Common Shares with the new CUSIP number of 879433829.

In addition, at the Effective Time, the CUSIP number of the Series A Common Shares was changed from 879433209 to 879433811.

The Special Common Shares, which previously traded on the NYSE under the ticker symbol “TDS.S,” have ceased to be outstanding and ceased to trade.  As a result, the Company voluntarily requested that the Special Common Shares be delisted from the NYSE.

Certificates previously representing Special Common Shares now represent an equal number of Common Shares, making it unnecessary to exchange such stock certificates for new certificates.

Certificates that represented Common Shares prior to the reclassification continue to represent an equal number of Common Shares after the reclassification, and holders of such certificates will receive the additional 0.087 Common Shares in book entry form and cash in lieu of any fractional shares, making it unnecessary to exchange existing stock certificates for new certificates.

Certificates that represented Series A Common Shares prior to the reclassification continue to represent an equal number of Series A Common Shares after the reclassification, and holders of such certificates will receive the additional 0.087 Series A Common Shares in certificate form and cash in lieu of any fractional shares, making it unnecessary to exchange existing stock certificates for new certificates.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                   Description of Company’s Securities to be Registered.

The description of the Company’s Common Shares, par value $0.01 per share, appearing under the caption “Description of TDS Capital Stock” in the Company’s Proxy Statement, dated August 31, 2011, as amended by the supplement thereto dated November 29, 2011, is incorporated herein by reference.  Any subsequent amendment or any report filed for the purpose of updating such description is deemed to be incorporated herein by reference.

Item 2.                   Exhibits.

Exhibit
Number	Description of Exhibit

1.	Restated Certificate of Incorporation of the Company, effective January 24, 2012.

2.	Restated Bylaws, as amended, are incorporated by reference herein from Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 18, 2010.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

TELEPHONE AND DATA SYSTEMS, INC.

Date: January 25, 2012	By:	/s/ Douglas D. Shuma
		Name:	Douglas D. Shuma
		Title:	Senior Vice President and Controller

SIGNATURE PAGE TO FORM 8-A/A-1

Exhibit Index

Exhibit
Number	Description of Exhibit

1.	Restated Certificate of Incorporation of the Company, effective January 24, 2012.

2.	Restated Bylaws, as amended, are incorporated by reference herein from Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 18, 2010.